Exhibit 99.1

Contact: Florence Doller SVP & Director of Corporate Communications 607.337.6118 fdoller@nbtbank.com

NBT BANCORP INC. APPOINTS SCOTT KINGSLEY CFO

NORWICH, NY (July 6, 2021) NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced that Scott A. Kingsley has been appointed Executive Vice President and Chief Financial Officer.

Kingsley will join NBT’s Executive Management Team and be based at the company’s headquarters in Norwich, NY. He brings 35 years of experience to his new role, including 16 years as a member of the leadership team at Community Bank System, Inc. where he served as Chief Operating Officer and prior to that as Chief Financial Officer. Kingsley started his career with PricewaterhouseCoopers and was employed there for eight years before joining the Carlisle Companies, Inc., a large publicly traded manufacturer and distributor, where he served first as Corporate Controller and then as Chief Financial Officer of its Carlisle Engineered Products operating division.

“Scott Kingsley is uniquely qualified to assume the CFO position at NBT at this time,” said Watt. “He is a proven and successful leader in the financial services industry, and we welcome him to our organization. Scott’s previous experience in community banking across the markets NBT serves positions him to be an important driver of our growth strategies.”

A Certified Public Accountant, Kingsley earned his bachelor’s degree in Accounting at Clarkson University. He is a community leader and volunteer, serving on the Crouse Health Foundation Board of Trustees and on the Audit and Finance Committee for the Catholic Diocese of Syracuse. He also volunteers with OnMyTeam16, a non-profit organization supporting children in the fight against cancer, and is currently training for the 2021 Boston Marathon as part of the Dana-Farber Cancer Institute team.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $11.5 billion at March 31, 2021. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.